UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2016

NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 265-7348

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

(a)	Recent Developments

On October 4, 2016, National Retail Properties, Inc. commenced an underwritten public offering of depositary shares, each representing a 1/100th interest in a share of its Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share. The prospectus supplement filed with the Securities and Exchange Commission in connection with the offering contained the following disclosure:

“Impairment Charge. In September 2016, we received notice from the loan servicers of four of the seven securitization trusts in which we hold a residual interest (the “Residuals”) that the servicers were exercising their “clean-up call” option under the applicable securitization agreements pursuant to which the servicers will effectively purchase all of the four securitization trusts’ assets, thereby terminating future cash distributions payable to us as the holder of the residual interests under these securitization trusts. The valuation of our investment in the Residuals presented on our balance sheet is based on the present value of projected future cash flows, which was approximately $10.6 million as of June 30, 2016, or less than 0.2% of our total assets. As a result of this event and in accordance with accounting requirements under U.S. generally accepted accounting principles, we anticipate that we will record a non-cash impairment charge in the range of $6 million to $7 million on our Residuals in the third quarter of 2016. The anticipated non-cash impairment charge will have no impact on our core funds from operations (“Core FFO”) or our adjusted funds from operations (“AFFO”).”

The exhibit listed in the following index relates to the Registration Statement on Form S-3 (No. 333-202237) of the registrant and is filed herewith for incorporation by reference into such Registration Statement.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President,
Chief Financial Officer,
Assistant Secretary and Treasurer

Dated: October 4, 2016